Exhibit (97)

EASTMAN KODAK COMPANY

COMPENSATION RECOUPMENT (CLAWBACK) POLICY

Recoupment of Incentive-Based Compensation

It is the policy of Eastman Kodak Company (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

To the extent that a Covered Executive fails to repay to the Company when due any or all of the Incentive-Based Compensation required to be recovered by this Policy, the Company shall take reasonable and appropriate actions to promptly recover such Incentive-Based Compensation from the Covered Executive, and the Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in seeking to recover such Incentive-Based Compensation.

Policy Administration and Definitions

This Policy is administered by the Compensation, Nominating & Governance Committee (the “Committee”) of the Board of Directors of the Company and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

For purposes of this Policy:

“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy.

Any action by the Company to recover Incentive-Based Compensation under this Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, (a) constitute “good reason” for resignation or serve as a basis for a claim of “constructive termination” under any Company severance plan, any employment or other agreement with a Covered Executive, any award agreements or any other plan or arrangement, or (b) constitute a breach by the Company of any contract or agreement to which the Covered Executive is a party.

The Company and its subsidiaries are prohibited from (a) indemnifying any Covered Executive against (i) the loss of Incentive-Based Compensation pursuant to this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, and (b) paying or reimbursing the premiums on any insurance policy protecting against the recovery of Incentive-Based Compensation. Neither the Company nor any subsidiary shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recover Incentive-Based Compensation pursuant to this Policy.

Acknowledgement and Acceptance

The Company may require a Covered Executive to sign and return to the Company the Acknowledgement and Acceptance form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Covered Executive regardless of whether or not such Covered Executive signs and returns to the Company such Acknowledgement and Acceptance form.

EASTMAN KODAK COMPANY

COMPENSATION RECOUPMENT (CLAWBACK) POLICY

ACKNOWLEDGEMENT AND ACCEPTANCE

Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement and Acceptance form, you:

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acknowledge and confirm that you have received and reviewed a copy of the Eastman Kodak Company Compensation Recoupment (Clawback) Policy (the “Policy”) and agree that you are subject to the terms of the Policy, both during and after your employment with the Company and its subsidiaries, and that you will abide by the terms of the Policy and repay to the Company the amount of any Incentive-Based Compensation that you are determined to be required to repay under the Policy;

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agree that the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to you by any amount to be recovered by the Company pursuant to the Policy if and to the extent any Incentive-Based Compensation required to be repaid has not been returned to the Company prior to the date that the subsequent amount becomes payable to you;

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agree to reimburse the Company for any and all expenses reasonably incurred by the Company in seeking to recover any Incentive-Based Compensation in the event that you fail to promptly repay any or all such Incentive-Based Compensation to the Company when due; and

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agree that any action by the Company to recover Incentive-Based Compensation under the Policy from you shall not, whether alone or in combination with any other action, event or condition, (a) constitute “good reason” for resignation or serve as a basis for a claim of “constructive termination” under any Company severance plan, any employment or other agreement with you, any award agreements or any other plan or arrangement, or (b) constitute a breach by the Company of any contract or agreement to which you are a party.

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